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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this Annual Report (Form 10-K) of Helmerich & Payne, Inc. of our report dated November 17, 1995, included in the 1995 Annual Report to Shareholders of Helmerich & Payne, Inc.

         We also consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-16771 and 33-55239) pertaining, respectively, to the Helmerich & Payne, Inc. Incentive Stock Option Plan and 1990 Stock Option Plan of our report dated November 17, 1995, with respect to the consolidated financial statements of Helmerich & Payne, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended September 30, 1995.

                               ERNST & YOUNG LLP


Tulsa, Oklahoma
December 22, 1995